RITA Medical Systems Names Mario Martinez Vice President of Operations, General Manager; Experienced Medical Device Executive to Lead Company's Operations and Serve as General Manager of Manchester, Georgia Facility

FREMONT, Calif.--(BUSINESS WIRE)--Aug. 17, 2005--RITA Medical Systems, Inc. (Nasdaq: RITA), the only publicly traded medical device company focused solely on cancer therapies, today announced the appointment of Mario Martinez, to the position of Vice President of Operations, General Manager. The position is newly created at the company and includes responsibility for company-wide operations including operating personnel, information technology, manufacturing, customer service and distribution. Mr. Martinez will also serve as the General Manager of the Company's Manchester, Georgia facility. Mr. Martinez will report directly to Mr. Joseph DeVivo, President and Chief Executive Officer.

"Mario will be focused on driving improvement in all areas of operations, manufacturing, and customer service throughout RITA. We believe that Mario's track record in medical devices, including radiofrequency ablation, makes him the perfect choice to lead RITA's operations," stated Mr. DeVivo. "With more than 25 years of experience in the medical device industry, we expect that Mario will be a strong leader and a great addition to the RITA management team," he concluded.

Mr. Martinez has held senior management and executive positions with several medical device companies including EP Technologies, a manufacturer of radiofrequency ablation products to treat cardiac arrhythmia, now a division of Boston Scientific (BSX). Prior to joining RITA, Mr. Martinez was a founder, President and CEO of Tecnix, LLC, a technology advisory firm based in Atlanta, GA. Prior to Tecnix Mr. Martinez held corporate officer, senior management and engineering positions with 2C Optics, an ophthalmic research development and commercialization company, with Biofield, a cancer diagnostic company, Cordis, a Johnson & Johnson (JNJ) company, Ohmeda (BOC), Ciba Geigy (Novartis), Coulter Electronics (Beckman Coulter, BEC), and Key Pharmaceuticals (Schering Plough, SGP). Mr. Martinez is a graduate of the Emory University Mini Medical School, the Goldratt Institute, the Covey Leadership Center and Leadership Miami, and received his bachelor's degree from Florida International University. In June of 2005 Mr. Martinez was appointed by Georgia Governor Sonny Perdue as Chairman of the Latino Commission for a New Georgia.

"I am thrilled to be working closely with Joe and his team to make RITA the premier medical device oncology company," Mr. Martinez commented. "I am also very pleased that the Company has selected Georgia as the home for the Company's manufacturing and operations center."

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex(R) technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The RITA Medical Systems website is at www.ritamedical.com.

Except for historical information contained in this news release, the statements in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

CONTACT: RITA Medical Systems, Inc.
Stephen Pedroff, 510-771-0400
spedroff@ritamed.com
or
Investors:
EVC Group
Doug Sherk/Jennifer Beugelmans, 415-896-6820
dsherk@evcgroup.com
or
Media:
SurfMedia Communications
Juliana Minsky, 805-962-3700
jm@surfmedia.com

SOURCE: RITA Medical Systems, Inc.